Exhibit (o)(13)

WEDGE CAPITAL MANAGEMENT L.L.P.

MEMO

DATE:	04/09/07

TO:	ALL WEDGE EMPLOYEES AND PARTNERS

FROM:	KC, BH

RE:	CODE OF ETHICS

Attached is the most recent Code of Ethics and Standards of Professional Conduct statement from the CFA Institute. The Code and Standards, along with WEDGE’s Insider Trading Policy, Personal Security Trading Policy, Privacy Policy and portions of the Personnel Handbook, collectively embody the WEDGE Code of Ethics. All employees and partners of the firm are expected to abide by the WEDGE Code of Ethics.

Any possible or potential violations of the Code of Ethics should be brought to the attention of Brad Horstmann, CCO.

Code of Ethics and Standards of Professional Conduct

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct (Code and Standards) are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by setting high standards of education, integrity, and professional excellence. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® (CFA®) designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, candidacy in the CFA Program, and the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including Chartered Financial Analyst® [CFA®] charterholders) and candidates for the CFA designation (“Members and Candidates”) must:

•

Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	Place the integrity of the investment profession and the interests of clients above their own personal interests.

•

Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on ourselves and the profession.

•	Promote the integrity of, and uphold the rules governing, capital markets.

•	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS OF PROFESSIONAL CONDUCT

I.	PROFESSIONALISM

A. Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B. Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

C. Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D. Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II.	INTEGRITY OF CAPITAL MARKETS

A. Material Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B. Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III.	DUTIES TO CLIENTS

A. Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests. In relationships with clients, Members and Candidates must determine applicable fiduciary duty and must comply with such duty to persons and interests to whom it is owed.

STANDARDS OF PROFESSIONAL CONDUCT continued

B. Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. Suitability.

1. When Members and Candidates are in an advisory relationship with a client, they must:

a. Make a reasonable inquiry into a client’s or prospective clients’ investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

b. Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c. Judge the suitability of investments in the context of the client’s total portfolio.

2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. Performance Presentation. When communicating investment performance information, Members or Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E. Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1. The information concerns illegal activities on the part of the client or prospective client.

2. Disclosure is required by law.

3. The client or prospective client permits disclosure of the information.

IV.	DUTIES TO EMPLOYERS

A. Loyalty. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B. Additional Compensation Arrangements. Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, their employer’s interest unless they obtain written consent from all parties involved.

C. Responsibilities of Supervisors. Members and Candidates must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to their supervision or authority.

V.	INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTION

A. Diligence and Reasonable Basis. Members and Candidates must:

1. Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

2. Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B. Communication with Clients and Prospective Clients. Members and Candidates must:

1. Disclose to clients and prospective clients the basic format and general principles of the investment processes used to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

2. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

3. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analysis, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI.	CONFLICTS OF INTEREST

A. Disclosure of Conflicts. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B. Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C. Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to, others for the recommendation of products or services.

VII.	RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A. Conduct as Members and Candidates in the CFA Program. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

B. Reference to CFA Institute, the CFA designation, and the CFA Program. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

WEDGE Capital Management L.L.P.

Insider Trading Policy

Revised: September 9, 2008

1.	Overview:

WEDGE Capital Management, L.L.P. forbids any associate from trading, either personally or on behalf of others, while in possession of material nonpublic information and from communicating material nonpublic information to others. This conduct is frequently referred to as insider trading. WEDGE’s policy applies to every partner and employee and pertains to activities both within and outside their duties at WEDGE. Please see a compliance officer with any questions.

Insider trading includes, but is not limited to, the following types of actions:

•	trading by an insider, while in possession of material nonpublic information

•

trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated

•	communicating material nonpublic information to others

Every partner and employee of WEDGE must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

2.	Definitions:

A.	Insider: The concept of being an insider is broad. It includes officers, directors, and employees of a company. A person can be a “temporary insider” if he or she enters into a confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A “temporary insider” can include, among others, a company’s attorneys, accountants, consultants, bank-lending officers, and the employees of such organizations. WEDGE may become a “temporary insider” of a client. According to the Supreme Court, a company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

B.	Material Information: Trading on inside information is not a basis for liability unless the information is material. Material information is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information one should consider material includes, but is not limited to:

•	Earnings information (reports or projections, favorable or unfavorable) and changes in previously released earnings estimates

•	Events regarding the issuer’s securities (e.g. dividend changes, defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits)

•	Significant merger or acquisition proposals/agreements, tender offers, joint ventures, changes in assets

•	New products or discoveries, or developments regarding customers or suppliers (e.g. the acquisition or loss of a contract)

•	Changes in control or in management

•	Changes in auditors or auditor notification that the issuer may not longer rely on an auditor’s audit report

•	Major litigation

•	Liquidation problems

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Material information does not have to relate to a company’s business or be disclosed by a corporate insider. For example, the knowledge of the contents of a forthcoming newspaper column that is expected to affect the market price of a security could be considered material inside information.

C.	Nonpublic Information: Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, appearing on the internet, Bloomberg, in The Wall Street Journal, or other publications of general circulation would be considered public.

D.	Fiduciary Duty/Misappropriation: Insider trading and tipping violate the federal securities laws if the trading or tipping of the information results in a breach of fiduciary duty of trust or confidence. Liability for insider trading could involve a breach of duty to a client, an employer, employees, or a personal acquaintance. For example, a fiduciary breach may be found where an insider gains a personal direct or indirect benefit from the disclosure. An outsider may be liable for insider trading under the misappropriation theory if he or she breaches a duty of trust or confidence to anyone by obtaining information improperly, or by using information obtained properly for an improper purpose.

3.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe; both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions

•	treble damages

•	disgorgement of profits

•	jail sentences

•	monetary fines that could exceed the profit gained or the loss avoided (regardless of if the person benefited)

In addition, any violation of this policy statement will result in serious sanctions by WEDGE, which could include dismissal of the persons involved. Please see WEDGE’s Disciplinary Policy.

4.	Identifying Insider Information

The following questions are listed to aid associates in avoiding insider trading, and to aid WEDGE in preventing, detecting, and imposing sanctions against insider trading.

For companies where you may have inside information, ask yourself the following questions before recommending the security for WEDGE clients or requesting approval for a personal trade.

•	Is the information material:

•	Would an investor consider the information important in making his or her investment decisions?

•	Would the information substantially affect the market price of the securities if known by investors?

•	Is the information nonpublic:

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•	Who has this information?

•	Does the marketplace have the information (filed with the SEC, published in The Wall Street Journal, on the internet, Bloomberg, or other publications of general circulation)?

Immediately notify the Chief Compliance Officer (CCO) or the Director of Research if you believe that the information you have is material and nonpublic or if you have doubt as to whether the information is material and nonpublic. Do not share the information with other persons either within or outside WEDGE.

The CCO or the Director of Research will review the situation and decide if consultation with the Management Committee is necessary. Instructions to either prohibit or allow trading and communications will then be provided.

5.	Prevention of Insider Trading

WEDGE will discuss the current Insider Trading policy at the annual Compliance Meeting, for which attendance, or review and signed acknowledgement of the presentation, is required.

When WEDGE determines an associate has material non-public information, a Compliance associate will block the security from trading in the order management system (Checkfree’s APL.) The associate with the information will be reminded that they may not trade for themselves on the information and may not communicate the information to others. Compliance will add the security to the Restricted Stock List (see appendix 1) and will refer to this list when approving/disapproving personal security trading requests.

On occasion, WEDGE may receive information from an issuer or their agent subsequent to signing a confidentiality or restricted trading agreement. The decision to enter into such an agreement will be made by a group consisting of the covering analyst, the lead product analyst, the Director of Research, and the Management Committee.

6.	Detection of Insider Trading

The Personal Security Trading Policy will help detect instances of insider trading by requiring employees to disclose all accounts in which they have a beneficial interest or investment control, obtain pre-approval of certain trades, and provide duplicate confirmations and account statements for those accounts. For more information, please see the Personal Trading Policy. The Employee Relationship List (see appendix 2) and the on-going review of e-mails will assist the Compliance group in detecting insider trading.

7.	Reports to Management Committee

A written report to the Management Committee providing full details and recommendations for further action will be prepared for any violations of this policy.

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Appendix 1

WEDGE Capital Management L.L.P.

Restricted Stock List / Confidentiality Agreements

Security	Ticker	Restriction Begin Date	Restriction Lifted Date	Reason for Inclusion on Restricted List
ABC Corp	ABC	5/30/2008	6/5/2008	Signed a confidentiality agreement on 5/30/08 for a call to take place on 6/1/08. As of the call date WEDGE has material inside information. A press release is expected on 6/3/08.

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Appendix 2

Insider Trading

Material Employee Relationships

May 2008

Employee Name	Name	Relationship	Place of Employment
Joe Smith	Sam Smith	Brother	ABC Company
	Mary Smith	Wife	XYZ Inc.
Sarah Baker	None	n/a	n/a

WEDGE Capital Management L.L.P. Insider Trading Policy	5

WEDGE Capital Management L.L.P.

Personal Security Trading Policy

Effective October 1, 2002 (Revised November 27, 2007)

I.	Introduction

This policy is part of our Code of Ethics and is designed to uphold our fiduciary duty to our clients. In conducting business and carrying out the provisions of this policy, WEDGE personnel shall:

1.	Place the interests of our clients first at all times;

2.	Conduct personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

3.	Not take inappropriate advantage of their positions;

4.	Maintain confidentiality of information concerning WEDGE trading activity, except when disclosure is required on a professional basis; and

5.	Comply with all applicable Federal securities laws.

II.	General Provisions

All partners and employees must abide by the following general provisions:

1.	Acknowledge receipt of the Code of Ethics, and all amendments thereof, in writing;

2.	Report any violations of the Code of Ethics promptly to the Chief Compliance Officer (CCO) or other member of the Compliance Group;

3.	All personnel are discouraged from short-term trading (generally defined as 30 days or less); and

4.	No employee or partner or spouse of either is permitted to be a director of a public company without prior Management Committee approval.

Doubtful situations should be resolved in favor of WEDGE’s clients. Technical compliance with the Policy’s procedures will not automatically insulate from scrutiny certain securities transactions that indicate an abuse of fiduciary responsibility.

III.	Individuals Covered by the Policy

All WEDGE partners and employees are considered access persons and are required to abide by the requirements of this policy.

IV.	Definitions

A.	Access Persons – All supervised persons (i.) who have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (ii.) who are involved in making securities recommendations to clients or have access to such recommendations that are nonpublic.

B.	Beneficial Interest* – The opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in any profit derived from a transaction in the subject securities.

A partner or employee is presumed to have a beneficial interest in the following:

•	Securities owned individually or jointly;

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•	Securities owned by Immediate Family members (as defined below) who reside in the partner’s or employee’s household; and

•	Securities in which Immediate Family members, who reside in the partner’s or employee’s household, exercise Investment Control (defined below).

C.	Direct Obligations of the Government of the United States – Securities backed by the full faith and credit of the Unites States Government. These include direct obligations of the federal government (e.g. Treasuries) and securities issued by agencies of the U.S. government (e.g. GNMA’s).

D.	High Quality Short-Term Debt – Any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

E.	Immediate Family – Immediate Family includes: spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, and in-laws. Immediate Family also includes adoptive relationships and other relationships (whether or not recognized by law) that the Compliance Group determines could lead to possible conflicts of interest or appearances of impropriety such as a fiancée.

F.	Investment Control* – Persons are deemed to have Investment Control in brokerage accounts in which he or she has authority to place a trade or is an investment decision-maker for the account. It is assumed that you have Investment Control over all accounts registered jointly with your spouse.

*	Any uncertainty as to whether a person has Investment Control or Beneficial Interest should be brought to the attention of the Compliance Group.

V.	Reporting Requirements

These reporting requirements apply to all investment accounts and any holdings therein which a partner or employee has Investment Control or Beneficial Interest except those specifically exempted by Rule 204A-1 of the Investment Advisers Act of 1940 (the “Act”). These exemptions include:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

3.	Shares issued by money market funds.

Any questions regarding reportable securities should be directed to the Compliance Group.

A.	Initial Holdings Report

All new employees must provide a list of all reportable securities held as of the date employment commences or as of a date no more than 45 days prior to joining WEDGE. This list must be furnished within 10 days of starting employment and be reported on the “Annual Personal Security Ownership Form” (APSOF - Exhibit 6).

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B.	Annual Holdings Report

All partners and employees must submit a list of all reportable securities held as of each December 31 that includes (i.) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security; (ii.) the name of any broker, dealer, or bank in which the account is maintained; and (iii.) the date the report is submitted. This report must be presented to a member of the Compliance Group by January 30th each year and may be reported on the “Annual Personal Security Ownership Form” (APSOF - Exhibit 6) or directly from the custodian.

C.	Duplicate Confirmations and Statements

In order to properly audit transactions and to comply with reporting requirements of the Act, partners and employees must arrange for the direct mailing of all confirmations and statements to the following address:

WEDGE Capital Management L.L.P.

STCC FILE - FBO (insert name)

301 S. College Street, Suite 2920

Charlotte, North Carolina 28202-6002

A form letter, which can be used for this purpose, is located at Exhibit 2. In the event confirmations and statements cannot be sent directly to WEDGE, the Compliance Group will approve an alternate procedure. The form “Request Alternative Confirmation Procedure,” Exhibit 5, should be completed and approved by a member of the Compliance Group for all accounts (not previously exempted from the policy) for which statements and or confirmations cannot be sent to WEDGE.

D.	New Accounts

Partners and employees must disclose to WEDGE when a new account has been opened in which he or she has Investment Control or Beneficial Interest. The “New Account Report” at Exhibit 4 should be filled out and given to a member of the Compliance Group. Additionally, duplicate confirmations and statements must be sent to WEDGE. A form letter, which can be used for this purpose, is located at Exhibit 2. The “New Account Report” and a copy of the letter (or equivalent document) requesting duplicate statements and confirmations should be completed and given to a member of the Compliance Group within 30 days of opening a new account.

E.	Quarterly Attestation

On a quarterly basis, all partners and employees are required to affirm that WEDGE has received confirmation of all trading activity or that no trading activity occurred during the quarter. In addition, partners and employees will be required to report any accounts that were opened or closed during the quarter to assist with periodic reviews. Partners and employees will also need to state whether or not any personal trades occurred during the quarter with mutual funds managed by WEDGE. (The Quarterly Attestation will list all mutual funds currently sub-advised by WEDGE.) A sample attestation request is located at Exhibit 3. Responses are due no later than the 30th day of the month following the end of each quarter.

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VI.	Pre-clearance of Personal Securities Transactions

A.	Required Authorizations

All partners and employees are required to receive authorization from a member of the Compliance Group before trading common stocks, options on common stocks, taxable bonds, convertible preferred stocks, and private placements in accounts in which the partner or employee has sole or shared Investment Control.

B.	Pre-clearance Exemptions

The following types of security transactions are exempt from pre-clearance:

1.	Securities obtained through an automatic dividend reinvestment plan;

2.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class;

3.	Securities obtained through a merger, spin-off, split or corporate action; and

4.	Transactions in securities not listed in VI. A.

C.	Pre-clearance Process

Please see the flowchart at Exhibit 1, which outlines the pre-clearance process.

1.	The person wishing to place a trade should first determine whether or not the trade requires pre-clearance by reviewing the list of included transactions in Section VI.A. above. If required, the person must fill out a Personal Trade Form (PTF), which is located at Exhibit 7. Approval should be sought from a member of the Compliance Group. In no event will anyone be allowed to sign his or her own approval form. If the trade is approved, it should be executed on the proposed trade date as designated on the PTF, with limited exception (see # 3 below). One copy of the PTF will be given to the originator, and one retained by WEDGE.

2.	For every trade not approved, the PTF will be returned to the originator with an explanation of why the trade wasn’t allowed. If the originator thinks the trade should be allowed, the person may complete a new PTF and must have two authorized individuals approve the form after indicating to them why the PTF wasn’t approved originally.

3.	Good-till-canceled (GTC) orders may not be approved if they could cause a potential conflict. For example, an order by an employee to purchase an issue on a WEDGE Buy List should be executed promptly, as opposed to using a GTC limit type order, which may take days or weeks to be filled and potentially conflict with a transaction for a WEDGE customer. Generally, GTC orders will be limited to the approval day and the following two days.

4.	An analyst’s absence from the office will not preclude a personal trade from being approved.

VII.	Blackout Periods

This section describes restrictions on the timing of personal trades in accounts in which a partner or employee has Investment Control or Beneficial Interest. These restrictions do not apply to rebalance transactions in which fewer than half of WEDGE’s designated accounts are involved.

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1.	Trades Subject to One-Day Blackout Period

Partners and employees are not allowed to conduct trades of personal securities on the same day that WEDGE trades the same securities for our clients.

2.	Trades Subject to Five-Day Blackout Period

a.	Partners and employees are not allowed to buy a security that WEDGE anticipates buying for its clients within the next 5 business days.

b.	Partners and employees must also refrain from purchasing a security that WEDGE has sold for our clients within the last 5 business days.

3.	Trades Subject to Indefinite Blackout Period

In general, personal sales of securities that are also held in client accounts are discouraged. A personal sale of a security held in client accounts may occur if the following three conditions are met:

1.	There are no client buy or sell orders pending for the security in question.

2.	Along with the PTF, a letter is submitted explaining the reason for the sale.

3.	The sale is approved by 3 “uninvolved” authorized individuals.

4.	Blackout Exceptions

a.	QVM Portfolio stocks

Stocks, and related convertibles and options, held in WEDGE clients’ QVM accounts may be bought or sold on any day except the day QVM trades of the security in question are being executed or are pending execution as a result of a model rebalance.

b.	Initial Public Offerings

Purchases of any shares in an IPO are prohibited if the security is an equity or a security convertible into an equity.

c.	New Employees

New employees may be exempted from the Indefinite Blackout Period of personal sales of securities held in client accounts (as described in item VII. 3 above) if requested during the first 10 days of hire. Requests must be submitted to the CCO via the Personal Trade Form (PTF), Exhibit 7, prior to commencing the trade.

d.	Gifts of Securities

Gifts of securities will generally be treated according to the same procedures as for a sale of the particular security. Like a sale, gifts of securities not held in WEDGE accounts may be made at anytime other than the final day of selling for WEDGE clients. However, unlike a sale, even if the security is held in WEDGE clients’ accounts, it may be gifted to a nonprofit organization (charitable, educational, religious, etc.) provided that the employee or partner making the gift gains no direct or indirect Beneficial Interest. Approval will be granted only if there are no

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orders on the trading desk and no orders are anticipated for that particular security. The organization to which the gift is being made should be clearly identified on the PTF form. A confirmation is not required to be matched with the PTF form.

VIII.	Options Trading Guidelines

1.	Under no circumstances may an employee or partner initiate an option transaction on a stock held in WEDGE Large, Mid, Small or Micro Cap portfolios.

2.	If an analyst who recommends purchase of a stock in a WEDGE Large, Mid, Small or Micro Cap portfolio has an option position on the stock he/she is planning to recommend, the option position must be liquidated prior to the first purchase of the related stock for WEDGE clients.

3.	If an employee or partner, other than the analyst recommending purchase of a stock for WEDGE clients, has an option position relating to a stock recommended for purchase in Large, Mid, Small or Micro Cap portfolios, the employee or partner is frozen in that option position until five business days after the stock purchase is completed for all relevant WEDGE clients. After the blackout period, the option position may be liquidated, exercised or allowed to expire, but may not be rolled to a new strike price or date. If the option expiration date occurs during the blackout period, the employee or partner may, on the last trading day before the expiration date, either exercise the option, let the option expire, or roll the option position to the next expiration date (at the same strike price, if available, or the closest strike price then available).

4.	If an employee or partner has a “written” position exercised during a blackout period, this exercise is out of the employee’s or partner’s control, so there will be no approval required. However, the stock transaction in any option exercise needs to be documented on a PTF (Exhibit 7). In this case approval will normally be granted after the exercise. A PTF does not need to be filled out for the option when an option expires unexercised or is exercised.

IV.	Review Procedures

During these review procedures, the Compliance Group will preserve the confidentiality of all partners and employees. All transactions and holdings reports will be maintained in confidence, except when necessary to comply with requests for information from government agencies.

A.	Personal Trading Confirmation Review

On a regular basis, the Compliance Group will review all duplicate confirmations received to ensure there is a PTF (Exhibit 7) for every confirmation which requires pre-clearance, and then staple the two corresponding forms together to be filed for retention. All other confirmations must be initialed by a member of the Compliance Group if no PTF was required. Persons requesting or approving the trade authorization may not perform the audit of the confirmation.

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B.	Quarterly Attestation Review

On a quarterly basis, all employees and partners will receive a “Quarterly Attestation.” The Compliance Group will collect the attestations to ensure all employees and partners have completed them in a timely manner; and will review the attestations received for policy compliance and report any policy violations to the Management Committee in a Quarterly Review Memo.

C.	Annual Personal Security Ownership Form (APSOF) Review

On an annual basis, the Compliance Group will review APSOFs to ensure that WEDGE has received an APSOF from each employee and partner in a timely manner. Also, the APSOFs will be reviewed for any potential conflict of interest in a security.

D.	Violations

Any technical violations with an inconsequential impact on WEDGE clients will be explained to the individual at fault with the goal of achieving strict adherence to our policy. Any matters of a more severe nature must be brought before the CCO, and potentially the Management Committee, as soon as practical, after which sanctions will be issued based upon the severity of the violation. Note that disgorgement of profits or termination of employment may be a recommended punishment if the violation is severe, or there is flagrant misuse of personal trades.

E.	Internal Audit & Supervision

On an annual basis, this policy will be reviewed by a compliance officer to determine if any revisions are necessary. Also, periodic reviews will be conducted to ensure policy compliance. All actions taken and summaries of periodic reviews will be communicated to the firm’s Management Committee.

F.	Record Retention

All documents obtained in conjunction with this policy will be maintained for a minimum of six years.

Personal Security Trading Policy	7

WEDGE Capital Management L.L.P.

Personal Security Trading Policy

Effective October 1, 2002 (Revised November 27, 2007)

Reporting Summary

The purpose of this summary is to provide partners and employees with a quick reference guide to comply with the pre-clearance and reporting requirements of the Personal Security Trading Policy. This summary is intended for use in conjunction with the entire policy.

Required Reporting	Responsibilities	Timeframe	Relevant Securities
Personal Trade Form (PTF)	• Complete the PTF and obtain approval before placing an order to trade a marketable security in an account in which you have Investment Control.	• Prior to placing an order. • Certain Blackout Periods apply. (See section VII).	• Common Stocks • Options on Common Stocks • Convertible Preferred Stocks • Taxable Bonds • Private Placements

Duplicate Statements and Confirmations	• Must be sent directly to WEDGE from broker, dealer or bank for all trades in accounts with Investment Control and or Beneficial Interest.

•        Confirmations should be sent after each trade.

•        Statements should be sent monthly or quarterly depending on broker.

•        Confirmations and statements must be received no later than 30 days following the end of each quarter.

All investment accounts and any holdings therein which a partner or employee has Investment Control or Beneficial Interest except:

•        Direct obligations of the Government of the United States;

•        Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•        Shares issued by money market funds.

Quarterly Attestation	• Confirm that WEDGE received all confirms in accounts with Investment Control and or Beneficial Interest or that there have been no trades during the quarter.	• Due no later than the 30Th day of the month after the end of each calendar quarter.

All investment accounts and any holdings therein which a partner or employee has Investment Control or Beneficial Interest except:

•        Direct obligations of the Government of the United States;

•        Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•        Shares issued by money market funds.

Annual Personal Security Ownership Form (APSOF)	• Provide a listing of securities in each investment account in which you have Investment Control and or Beneficial Interest.	• Due by January 30Th each year. • Within 10 days of employment.

All investment accounts and any holdings therein which a partner or employee has Investment Control or Beneficial Interest except:

•        Direct obligations of the Government of the United States;

•        Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•        Shares issued by money market funds.

Personal Security Trading Policy	8

PRE-CLEARANCE PROCESS FLOWCHART	Exhibit 1

***	A security is considered traded by WEDGE when more than half of the eligible accounts within the applicable WEDGE product (SCP, MCP, LCP, etc.) are participating or will participate (anticipated buys and pending trades on the trading desk) in the transaction. The Blackout period will extend until one (1) day after the final transaction occurs for those accounts included in the initial block of trades.

Personal Security Trading Policy	9

Exhibit 2

FORM OF LETTER TO BROKER, DEALER, BANK. OR MUTUAL FUND

(Date)

Name

Address

Subject:             Account #

Dear                                         :

My employer, WEDGE Capital Management L.L.P., is an investment adviser registered with the Securities and Exchange Commission (SEC) under the Investment Advisors Act of 1940. Pursuant to my employer’s Code of Ethics, please send duplicate confirmations of individual transactions as well as duplicate periodic statements for the referenced account directly to:

WEDGE Capital Management L.L.P.

STCC File - FBO: (insert name)

301 South College St., Suite 2920

Charlotte, NC 28202-6002

Thank you for your cooperation. If you have any questions, please contact me or a member of WEDGE Capital Management’s Compliance Group at 704-334-6475.

Sincerely,

Personal Security Trading Policy	10

QUARTERLY ATTESTATION	Exhibit 3

WEDGE Capital Management L.L.P. - Personal Trading Attestation

As part of our quarterly personal trading review, WEDGE must receive certain attestations from you regarding any trading activity and/or account changes that took place during the quarter ended                     . Applicable accounts include all investment accounts held at a broker, dealer, bank or mutual fund in which you have Investment Control and/or a Beneficial Interest (as defined by the WEDGE Personal Security Trading Policy). To facilitate this process, please select one response to each of the following three questions. Your response must be received by                    .

1. Please select one of the following options regarding any trading activity that occurred during the quarter. This includes ETF’s, Mutual Funds, UIT’s, Municipal Bonds, and other trading activity in addition to those securities which require pre-clearance (common stocks, options on common stocks, convertible preferred stocks, taxable bonds, and private placements):

(Note: If you have an account that is not setup for duplicate statements and confirmations to be sent to WEDGE, please provide this documentation for the quarter to a member of the Compliance Group.)

Duplicate trade confirmations or transaction reports have been sent to WEDGE.

Duplicate trade confirmations or transaction reports have NOT been sent to WEDGE.

No trading activity occurred during the quarter.

2. Please select one of the following options regarding new/closed accounts:

No accounts have been opened or closed during the quarter.

An account was opened/closed during the quarter for which I have Investment Control and/or a Beneficial Interest and a member of the Compliance Group has already been notified.

An account was opened/closed during the quarter for which I have Investment Control and/or Beneficial Interest and a member of the Compliance Group has NOT already been notified.

3. Please select one of the following options regarding trading in mutual funds that WEDGE sub-advised (including American Fidelity Dual Strategy Fund, Advanced Series Trust (Prudential), RiverSource VP Select Value Fund, RiverSource Select Value Fund, UBS Alpha Choice, Vantagepoint (ICMA) Select Value Fund) during the quarter:

I have NOT traded in any mutual funds sub-advised by WEDGE.

I have traded in mutual funds sub-advised by WEDGE as specified below.

Name of mutual fund traded if sub-advised by WEDGE:

Personal Security Trading Policy	11

Exhibit 4

NEW ACCOUNT(S) REPORT

The following account(s) were recently opened in which I have Investment Control or Beneficial Interest:

Date Opened	Name of Broker, Dealer, Bank, or Mutual Fund	Account Title	Account Number	Do you have Investment Control?

For each account listed, I have requested duplicate statements and confirmations be sent to WEDGE.

Name (Please print)

Signature

Date

Personal Security Trading Policy	12

Exhibit 5

REQUEST ALTERNATIVE CONFIRMATION PROCEDURE

I have read WEDGE Capital Management’s Personal Security Trading Policy and understand that the purpose of the Policy is to avoid any actual or potential conflict of interest or any abuse of my position as a representative of WEDGE in the execution of personal securities transactions and to place the interests of our clients first at all times. I also understand the pre-clearance and reporting requirements required by the Policy. However, I request an alternative confirmation procedure be accepted for the following account(s):

Account Number	Account Name (list relationship to account owner if other than yourself)	Name of Broker, Dealer, Bank, or Mutual Fund	Individual w/ Investment Control (list relationship if other than yourself)

I certify that with respect to each of the accounts listed above (initial appropriate boxes):

☐	I mailed a request for statements and confirmations to be sent directly to WEDGE and received a reply that this request cannot be fulfilled.

☐	In conjunction with my Quarterly Attestation, I will provide WEDGE with a copy of all trade confirmations or transaction reports representing trades that occurred during the quarter and a copy of all quarterly or monthly statements.

☐	Upon request, I will provide WEDGE with any additional information WEDGE may require.

Additional information pertinent to the request for alternate confirmation procedures (attach additional page if necessary):

For Compliance Use Only
Signature
Alternative Confirmation Procedure:
Approved Disapproved	Print Name
Date
Compliance Representative

Personal Security Trading Policy	13

Exhibit 6

WEDGE Capital Management L.L.P.

Personal Security Trading

ANNUAL PERSONAL SECURITY OWNERSHIP FORM

(Including all 401(k), Individual Retirement Accounts (IRA), and all other investment accounts)

As of                      (date)

1.	I hereby acknowledge receipt of WEDGE’s Personal Security Trading Policy.

2.	I have read and understand the Policy and recognize that I am subject thereto in my capacity at WEDGE.

3.	I hereby certify that I have no knowledge of the existence of any personal conflict of interest which may involve Firm clients, such as any economic relationship between my transactions and securities held or to be acquired by Firm clients.

4.	To the best of my knowledge, I have directed all confirms and statements from all security trades executed in those accounts in which I have Investment Control and/or Beneficial Interest, to be sent to WEDGE. I understand that the term Beneficial Interest includes, but is not limited to, all accounts in which members of my household have a direct interest or exercise Investment Control.

5.	I hereby certify that the following list of securities includes all investment accounts and any holdings therein which I have Investment Control or Beneficial Interest as of the date noted above.

6.	I understand that the only securities exempted from these reporting requirements include direct obligations of the government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by money market funds.

Personal Security Trading Policy	14

Broker, Dealer, Bank or Mutual Fund	Name on Account & Relation to You	Account Number	Do you have Investment Control (Y/N)?	Has there been activity in this account in the prior year (Y/N)?	Type of Security	Title of Security	Ticker Symbol or CUSIP	Number of Shares or Principal Amount
Example: Merrill Lynch	Katie Cihal - Self	111222333	Y	Y	Stock	Exxon Mobil Corp.	XOM	1,000
Example: Merrill Lynch	Colleen Cihal - Mother	444555666	N	N	Mutual Fund	Dodge & Cox	DODGX	2,000
Example: Merrill Lynch	Colleen Cihal -Mother	444555666	N	N	Tax-Exempt Municipal Bond	Mecklenburg Co.	123456AB7	$100,000

Date	Signature	Print Name

Personal Security Trading Policy	15

Exhibit 7

PERSONAL TRADE APPROVAL FORM

Date

Name:	Please Check Appropriate Box:

Account(s):	BUY ☐

Security Description:	SELL ☐

Quantity:	GIFT ☐
(Recipient)

I have read the firms’ Personal Security Trading Policy and believe this transaction complies with the Policy, and does not violate WEDGE’s Policy of not using material nonpublic information on any security trades. We do not have any orders pending on the trading desk in this security. I do not believe this security is being considered for sale or purchase by WEDGE for its accounts.

TO BE FILLED OUT BY EMPLOYEE/PARTNER:	TO BE FILLED OUT BY THE APROVING PERSON:

Ticker/Cusip: Market Cap:	1. List initials of people consulted about this trade (if any)_______

Proposed Trade Date:	2. Is there a pending trade on our desk in this stock? (Yes or No)

Will this be a GTC order?: (Yes or No) (GTC orders are limited to three trading days.) Is this an IPO?: (Yes or No)	3. Is an analyst anticipating a trade in this stock? (Yes / No or N/A) 4. Is this stock held in client accounts? (Yes or No)

RESTRICTIONS: Time Period	Other

Permission Granted By:	Denied By:

**TRADE AUDIT** Actual Trade Date:                   Shares Traded:                     By:

(from confirmation)

WEDGE Capital Management L.L.P.

Privacy Policy

Effective: June 1, 2001

Revised: February 13, 2008

BACKGROUND

In 2001, the Securities and Exchange Commission (SEC) adopted Regulation S-P, privacy rules promulgated under section 504 of the Gramm-Leach-Bliley Act. Under the Act, a financial institution must provide its customers with a notice of its privacy policies and practices, and must not disclose personal information about a consumer to nonaffiliated third parties unless the financial institution provides certain information to the consumer and the consumer has not elected to opt out of the disclosure. In 2005, the SEC amended Regulation S-P adding the “Disposal of Consumer Report Information” rule, in response to the need to secure consumer information from unauthorized access in an effort to decrease the risk of fraud or related crimes, including identity theft.

DEFINITIONS

Consumer – an individual (and his or her legal representative) who obtains, from a financial institution, financial products or services that are to be used primarily for personal, family, or household purposes. An investor who provides personal information to a financial institution (whether orally or in writing) in seeking financial advisory services would be a consumer of a financial institution, even if the investor does not enter into an advisory contract with the financial institution.

Customer – a consumer who has a continuing relationship with a financial institution under which the financial institution provides a financial product or service that is to be used by the consumer primarily for personal, family, or household purposes.

Financial Institution – any institution the business of which is engaging in activities that are financial in nature. Entities include banks, broker-dealers, investment companies, and SEC registered investment advisers.

Personally Identifiable Financial Information – information that a consumer provides a financial institution in order to obtain a financial product or service, information resulting from any transaction between the consumer and a financial institution involving a financial product or service, and information about a consumer that a financial institution otherwise obtains in connection with providing a financial product or service to the consumer. This may include information that may not generally be considered financial such as name, address, social security number, telephone number and email address.

Note: Trusts are exempt from privacy regulation since the trust itself is the entity that obtains the financial service and Regulation S-P does not apply because the trust is not a natural person. In addition, all institutional clients are exempt from privacy regulation since they also are not natural persons.

NOTICES

Initial Privacy Notice

Customers - WEDGE must provide to their customers a clear and conspicuous notice that accurately reflects the firm’s privacy policies.

WEDGE Capital Management L.L.P. Privacy Policy	1

Consumers - With respect to consumers, a firm is not required to provide an initial notice if they do not disclose any personal information about the consumer to any nonaffiliated third party.

If WEDGE decides to disclose such information, it must first provide the consumer with:

•	an initial notice of the firm’s intent to do so

•	a reasonable opportunity for the consumer to opt out of the disclosure, and

•	access to the firm’s privacy policy

Timing - WEDGE must provide the initial privacy notice no later than when WEDGE establishes the relationship with the customer. WEDGE establishes a customer relationship with a consumer when the consumer signs the contract for investment advisory services.

It is anticipated that the initial notice will be provided to customers at the same time the brochure (ADV-II) is provided.

Exceptions for Subsequent Delivery of Notice – WEDGE may deliver the initial privacy notice within a reasonable time after a relationship has been established if:

•	providing notice not later than when a customer relationship is established would substantially delay the customer’s transaction and the customer agrees to receive the notice at a later time, or

•

a nonaffiliated broker-dealer or investment adviser establishes a customer relationship between WEDGE and a consumer without WEDGE’s prior knowledge (ex. a wrap account where the client has a written contract with the wrap sponsor but not with WEDGE).

Annual Privacy Notice to Customers

WEDGE must provide a clear and conspicuous notice to customers that accurately reflects its privacy policies and practices not less than annually during the continuation of the customer relationship. Annually means at least once in any period of 12 consecutive months during which the relationship exists. A firm may determine the 12 consecutive month period but must apply it to the customer on a consistent basis.

WEDGE anticipates providing the annual privacy notice to customers within 45 days of each calendar year end.

Information Required in Privacy Notice

WEDGE’s initial, annual, and revised privacy policy notices must include each of the following items of information:

•	The categories of personal information collected

•	The categories of personal information disclosed

•	The categories of affiliated and nonaffiliated third parties to whom personal information may be disclosed

•	Policies with respect to disclosure of information relating to former customers

•	The categories of personal information disclosed to service providers and parties engaged in direct marketing

•	An explanation of the consumers right to opt out of the disclosure of personal information to nonaffiliated third parties

•	Certain disclosures made under the Fair Credit Reporting Act

•	Policies with respect to protecting the confidentiality and security of personal information

Note: WEDGE is not obligated to provide more than one notice to joint accountholders. A single notice provided initially and annually thereafter, will suffice.

Please see Attachment I for WEDGE Capital Management’s Privacy Notice to be provided at account inception and annually thereafter.

WEDGE Capital Management L.L.P. Privacy Policy	2

OPT OUT PROVISIONS

In addition to the notices previously described, Regulation S-P requires financial institutions that disclose personal information to nonaffiliated third parties to provide consumers an opt out notice and that it accurately explain the consumer’s right to choose not to have their information disclosed to others. The rule also requires that firms provide consumers with a reasonable time to opt out and honor an opt out election as soon as practicable.

Opt Out Notice

The opt out notice must state 1) that the firm discloses or reserves the right to disclose personal information about the consumer to a nonaffiliated third party, 2) that the consumer has the right to opt out of that disclosure, and 3) a reasonable means by which the consumer may exercise the opt out right (ex. designate a check-off box in a prominent position on the opt out form; include a reply form with the opt out notice).

Duration of Opt Out Direction

A consumer’s direction to opt out under this section is effective until the consumer revokes it in writing.

Note: Section 248-14 of Regulation S-P provides exceptions to the opt out requirements. Financial institutions who share personal information in connection with

(1)	servicing or processing financial products or services requested by the consumer, or

(2)	maintaining or servicing a customer account,

and do not share this information for any other reason, are excepted from the opt out requirements.

DELIVERY OF NOTICES

WEDGE must provide all privacy and opt out notices required by Regulation S-P such that each consumer can reasonably be expected to receive the actual notice in writing or, if the customer agrees, electronically. Reasonable delivery consists of the following:

•	Hand deliver a printed copy of the notice to the consumer

•	Mail a printed copy of the notice to the last known address of the consumer

•

For the consumer who conducts transactions electronically, post the notice on the firm’s web site and require the consumer to acknowledge receipt of the notice as a necessary step to obtain a particular financial product or service (For annual notices only, the customer need not acknowledge receipt of the notice if WEDGE continuously posts a current notice of its privacy policies and practices in a clear and conspicuous manner on its web site and the customer has agreed to accept notices at the site.)

Note: WEDGE may not reasonably expect that a consumer will receive actual notice of its privacy policies and practices if it posts the notice on its web site or if it sends the notice via electronic mail to a consumer who does not request to receive the notice electronically.

DISCLOSURE GUIDANCE

Personal Information is Disclosed

If WEDGE chooses to disclose personal information about a consumer to a nonaffiliated third party, it must:

•	Provide an initial notice to the consumer as previously discussed

•	Provide the consumer with an opt out notice

•	Allow the consumer a reasonable opportunity to opt out of the disclosure (30 days) before the information is disclosed

WEDGE Capital Management L.L.P. Privacy Policy	3

•	Provide annual privacy notices to all consumers, and annual opt out notices to those who have not elected to opt out.

Personal Information is not Disclosed

Limited disclosures are required from those firms who do not share personal information with others, and who:

•	do not have an affiliate;

•

only disclose personal information to nonaffiliated third parties in accordance with an exception under section 248-14 such as in connection with servicing or processing a financial product or service requested or authorized by the consumer, or maintaining or servicing a customer account; and

•	do not reserve the right to disclose personal information to nonaffiliated third parties (except under section 248-14).

These firms are only required to provide initial and annual privacy notices to their customers. Since information is not shared, initial and opt out notices are not required to be provided to consumers and opt out notices do not need to be provided annually to customers.

Since WEDGE discloses personal information to nonaffiliated third parties only as authorized under an exception, its only responsibilities are to provide initial and annual privacy notices to each of its customers. Opt out notices or opt out rights do not need to be provided to WEDGE’s customers.

THIRD PARTY AGREEMENTS

In order for WEDGE to provide investment management services to its customers, it must disclose personal information in very limited instances with companies that perform services on its behalf. To do so, this fact must be disclosed in the initial and annual notices to customers (see Attachment I for disclosure of this fact in the initial and annual privacy notice). In addition, all existing and future contracts with third parties with whom the financial information of customers will be shared must include the following or similar language:

“While performing the services outlined in this agreement, you may become privy to the personal information of WEDGE Capital Management’s customers. This information shall be treated as confidential and shall not be disclosed to third parties except as required by law.”

PARTNER AND EMPLOYEE PRIVACY

WEDGE collects various personal information on its partners and employees including, but not limited to social security numbers, personal phone numbers, address history, and investment account information. The personal information of current and former partners and employees of WEDGE is covered by this Policy such that all personal information is to be treated as confidential and when necessary disposed of properly. Receipt of this Policy serves as notice for partners and employees.

INTERNAL CONTROL PROCEDURES

To comply with Regulation S-P, WEDGE will implement the following safeguards to insure the security and confidentiality of customer records and information, protect against any anticipated threats or hazards to the security or integrity of customer records and information, and protect against unauthorized access or use of customer records that could result in substantial harm or inconvenience to its customers.

WEDGE Capital Management L.L.P. Privacy Policy	4

Employees

•	All existing and new employees will be required to acknowledge and review the firm’s privacy policy.

•	WEDGE will hold an annual employee education meeting to reacquaint its employees with the privacy policy.

•

Employees are not to give personal information to others via the telephone, e-mail, or any other written or oral means unless they have affirmatively identified the third party as either the client, a fiduciary representative of the client or a party that needs the information to complete a transaction for the client such as broker-dealers and custodians.

Physical Safeguards

•

All client files should be returned to the file cabinets at the end of each working day where they are to be re-filed. Under no circumstance are client files to be left in offices or on top of file cabinets overnight.

•	Side entrance doors are to remain locked at all times and the main entrance doors are to remain locked except during business hours.

•	Visitors to WEDGE should be accompanied by a WEDGE employee at all times and should not be given access to customer records and information.

•	All documents containing personal information of WEDGE’S customers, that are to be disposed of, should be shredded.

Electronic Safeguards

•	All personal computers with must require a password to gain access to the system and must be logged off the network at the close of business each day. Passwords will be changed every 6 months.

•

Remote access to the firm’s network and portfolio accounting system will only be available with adequate security, which may include the use of virtual private networks (VPNs) and secure tokens for access.

•	WEDGE will not collect or disburse personal information including client account information through the firm’s website.

•	Disposal of any electronic data (obsolete hard drives, diskettes, tapes, CDs, DVDs or other electronic media) should be handled such that the information is not readable or able to be reconstructed.

•	Files with client data should not be placed on flash drives and transported off site.

•	Associates with laptops will not keep sensitive client information on their hard drive and must adequately protect the laptop from theft and inappropriate use.

Miscellaneous Safeguards

•	All contracts must be reviewed by the firm’s compliance officer to ensure compliance with Regulation S-P.

•	All physical, electronic, and other safeguards applied to existing customer’s information will be equally applied to the information of past customers as well as partners and employees of the firm.

•

An annual review of the firm’s privacy policy and practices will be performed to ensure the policy is adequate, that practices are in compliance with Regulation S-P, and any new potential hazards are identified.

•

The firm’s compliance officer will be responsible for the maintenance and review of the firm’s privacy policy and will report any violations, shortfalls, and recommended amendments to the firm’s Management Committee.

WEDGE Capital Management L.L.P. Privacy Policy	5

Attachment I

(FIRM LETTERHEAD)

CLIENT PRIVACY STATEMENT

GUIDING PRINCIPLES

The relationship between WEDGE Capital Management L.L.P. and our clients is the most important asset of our firm. We strive to maintain your trust and confidence, an essential element of which is our commitment to protect your personal information to the best of our ability. We believe that all of our clients value their privacy, so we will not disclose your personal information to anyone unless it is a) required by law; b) at your direction; or c) is necessary to provide you with our services. We have not sold and will not sell your personal information to anyone.

THE PERSONAL INFORMATION THAT WE COLLECT, MAINTAIN, AND COMMUNICATE

WEDGE Capital Management L.L.P. collects and maintains your personal information so we can provide investment management services to you. The types and categories of information we collect and maintain about you include:

•	Information we receive from you to open an account or provide investment advice to you (such as your home address, telephone number, and financial information);

•	Information that we generate to service your account (such as trade tickets and account statements); and

•	Information that we may receive from third parties with respect to your account (such as trade confirmations from brokerage firms and account statements from your custodian).

In order for us to provide investment management services to you, we must disclose your personal information in very limited instances, which include:

•	Disclosure to companies – subject to strict confidentiality agreements – that perform services on our behalf); and

•	Disclosures to companies as permitted by law, including those necessary to service your account (such as providing account information to brokers and custodians).

HOW WE PROTECT YOUR PERSONAL INFORMATION

To fulfill our privacy commitment at WEDGE Capital Management L.L.P., we have instituted firm-wide practices to safeguard the information that we maintain about you. These include:

•	Adopting policies and procedures that put in place physical, electronic, and other safeguards to keep your personal information safe.

•	Educating and training employees to be knowledgeable of the firm’s privacy practices.

•	Requiring third parties that perform services for us to agree in writing to keep your information strictly confidential.

•	Protecting information about our former clients to the same extent as our current clients.

WEDGE Capital Management L.L.P. Privacy Policy	6

WEDGE Capital Management LLP.

Personnel Handbook

Revised: September 17, 2007

TABLE OF CONTENTS

GENERAL	2
TYPES OF EMPLOYMENT	2
PAYROLL & EXPENSE CYCLE	3
CHANGE OF ADDRESS	3
40l(k) PROFIT SHARING PLAN	3
HEALTH & DENTAL INSURANCE	3
PARKING	3
ANNUAL REVIEW PROCESS	3
CONTINUING EDUCATION	4
VACATION	4
PAID HOLIDAYS	5
JURY DUTY	5
SICK LEAVE	5
MATERNITY/DISABILITY POLICY	5
LEAVE WITHOUT PAY POLICY	5
HARASSMENT POLICY	6
RETIREMENT	6
EMERGENCY MEDICAL PROCEDURES	7
GIFTS FROM BROKERS AND/OR COMPANIES	7
DRESS CODE	8
OTHER POLICIES	8
CONFIDENTIALITY	9
TERMINATION OF EMPLOYMENT	9
Appendix A: CHANGE OF ADDRESS	10
Appendix B: EMPLOYEE PERFORMANCE EVALUATION FORM	11

WEDGE Capital Management L.L.P. Personnel Handbook	1

GENERAL

This handbook has been prepared for informational purposes only. Neither this statement, Company practices, nor other oral or written communications create an employment contract or term of employment.

WEDGE will review its policies and benefits continually. Accordingly, WEDGE expressly reserves the right to review, change, interpret, or terminate any of these policies at any time without prior notice.

TYPES OF EMPLOYMENT

Introductionary

All employees for the first ninety (90) days of employment are considered introductionary employees (“introductionary”). During the introductionary period, both WEDGE and the introductionary employee have the opportunity to determine whether they are compatible. WEDGE reserves the right to terminate any introductionary employee with or without cause, and without notice, at any time during the ninety (90) day introductionary period. WEDGE has the sole discretion to extend the introductionary period of an employee when it determines that an extension is necessary or appropriate. An employee receives no company benefits of any kind during the introductionary period except for health insurance, which begins on the date of employment subject to employee qualifying for coverage under existing company medical plan. At the end of the introductionary period, however, if the employee becomes a permanent full-time or permanent part-time WEDGE employee, all benefits shall accrue from the initial date of employment.

Temporary

Those employees who are hired with the understanding that their employment is of a limited duration are considered temporary employees (“Temporary”). Temporary employees are not entitled to any of the benefits provided by WEDGE to permanent full-time or permanent part-time employees.

Part-Time

Those employees, other than temporary employees, who are regularly scheduled to work less than thirty (30) hours a week, and who have completed their ninety (90) day introductionary period are considered part-time employees (“Part-Time”). Part-time employees are not eligible for the vacation pay, personal/sick time, health and life insurance coverage, or holiday pay provided by WEDGE to permanent full-time and permanent part-time employees, and are only eligible for 401(k) benefits if certain criteria are met as specified in the Plan document.

Permanent Part-Time

Those employees, other than temporary employees who, upon the approval of the Management Committee, are regularly scheduled to work thirty (30) hours a week, and who have completed their ninety (90) day introductionary period are considered permanent part-time employees (“Permanent Part-Time”). Permanent part-time employees’ salaries and medical benefits premium coverage will be reduced.

Permanent Full-Time

Those employees, other than temporary employees, who are regularly scheduled to work more than thirty (30) hours each week, and who have completed their ninety (90) day introductionary period are considered permanent full-time regular employees (“Permanent Full-Time”).

WEDGE Capital Management L.L.P. Personnel Handbook	2

PAYROLL & EXPENSE CYCLE

WEDGE pays employees on the last business day of each month. Generally, expenses are paid at this time as well. Expenses For reimbursement must be submitted by completing an Expense Report. For an Expense Report Form, please an Executive Secretary.

CHANGE OF ADDRESS

All personnel should notify the Director of Operations regarding a change of address by submitting a Change of Address Form, which can be found at Appendix A. This form will be used to update payroll records, regulatory information as required for Investment Adviser Representatives on Form U-4, and the disaster preparedness plan.

401(k) PROFIT SHARING PLAN

WEDGE offers a 401(k) plan to eligible personnel as outlined in the Plan Document. Eligible personnel can begin participating after six months of service. Entry into the plan will commence, after the service requirement is met, on January 1 or July 1. The plan allows each associate to contribute a portion of his or her income, subject to maximum dollar limits established by law. Associates are always 100% vested in the plan. Associates are responsible for directing the investment of the contributions. Information on the specific requirements of WEDGE’s 401(k) Profit Sharing Plan is available in the Summary Plan Description.

HEALTH & DENTAL INSURANCE

WEDGE provides health and dental insurance coverage to eligible personnel. For information on specific coverages and co-pays, please refer to your insurance plan’s Group Booklet.

PARKING

WEDGE provides parking for each associate. A parking pass is issued upon employment.

ANNUAL REVIEW PROCESS

All employees are to have an annual review where concerns and overall job satisfaction are discussed. The Operations department reviews take place mid-year while all other employee’s reviews take place at year-end. Generally, items to be discussed include: overall performance, areas for improvement, goals, training and compensation details. To help supervisors with this process, an Employee Performance Evaluation Form has been provided at Appendix B.

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CONTINUING EDUCATION

WEDGE encourages the personal professional development of all personnel.

Each associate is responsible for his or her professional development. This includes complying with any continuing education requirements as indicated by the sponsoring professional organization.

Continuing education classes should be approved by each employee’s supervisor. WEDGE will reimburse each associate for the expenses incurred while attending approved continuing education classes.

VACATION

General

WEDGE encourages eligible employees to take their vacation time. Accordingly, there will be no carryover of vacation from one year to the next or pay for time worked in lieu of vacation to any employee. An employee who does not take his or her vacation within the year it accrues will automatically lose such vacation. Vacation pay will be at the normal base rate of pay in effect at the time the vacation is taken.

Vacation Eligibility

Eligible associates shall be entitled to vacation based on the following guidelines:

1st Full Calendar Year of Service = 3 weeks

2nd Full Calendar Year of Service = 3 weeks

3rd Full Calendar Year of Service = 3 weeks + 1 day

4th Full Calendar Year of Service = 3 weeks + 1 day

5th Full Calendar Year of Service = 3 weeks + 2 days

…and so on, up to a Maximum of 4 weeks in the 11th Full Calendar Year of Service

An employee who is hired during a calendar year will accrue one day of vacation for each full month worked during that initial year.

Vacation Scheduling

Vacations are to be taken at a time that will not unnecessarily disrupt the Company’s workload. Any critical function of the firm shall not be left understaffed. Critical functions of the firm include: analytics, trading creation, execution and settlement, client service and marketing, reconciliation and account administration. An associate and his or her back-up shall not take vacation at the same time, if at all possible. Under no circumstances should an entire department be out on vacation at the same time. Each individual vacation request must be submitted to the immediate supervisor. Associates should discuss vacation requests with their back-ups and determine an agreeable vacation plan. If an agreeable plan can not be determined associates should consult their immediate supervisor. Vacation requests for certain times may be denied if granting them might result in understaffing in any area. Disapproved vacation requests will be personally discussed with the employee. The Director of Operations and the Receptionist should be notified of approved vacations.

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PAID HOLIDAYS

Eligible associates will be paid for holidays observed by the New York Stock Exchange.

JURY DUTY

All personnel are encouraged to fulfill their civic obligation by serving on juries when summoned. Employees are required to furnish their Supervisor with a copy of the jury duty summons and return to work promptly when excused from jury duty.

SICK LEAVE

The maximum number of days paid annually for legitimate minor illness time will be eight (8) days. This would include employee illness or spouse/child illness where employee’s care is required. Illness time off in excess of eight (8) days must be taken as vacation days or personal days without pay. Absences related to illness during the first three months of employment are not compensated.

Sick days are not paid in lieu of use. They can be carried over from year-to-year with a maximum accumulation of 12 days total including current year balance. Sick days are not payable to an employee who separates from employment with the Company.

Major illnesses requiring hospitalization or extended treatment by a physician may be excluded from the 8-day maximum on a case-by-case basis.

MATERNITY/DISABILITY POLICY

An employee who is disabled (under appropriate law and as described and covered by the WEDGE Capital Management short-term disability insurance policy) will be made whole on his/her base salary for up to twelve weeks during any consecutive 52-week period. If an employee returns to work within twelve weeks, the same or an equivalent job will be available. If an employee is out longer than twelve weeks, reinstatement is at the discretion of management, under applicable law.

Ordinary maternity leave will consist of one week of base salary for each year of completed service, subject to a minimum of six weeks paid leave. Such pay will include benefits received under the WEDGE short-term disability policy.

LEAVE WITHOUT PAY POLICY

Permanent full-time employees may request leave without pay based on the following guidelines:

After One Full Year of Service, 1 day in a calendar year

After Two Years of Service, 2 days in a calendar year

To a Maximum of 5 days in a calendar year.

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Individual requests must be submitted to the supervisor. Requests will be reviewed and approved on the basis of workload, seniority, and/or the order in which they are received. Requests may be denied if granting them might result in understating in any area. This benefit is a privilege granted at the discretion of management, and this policy may be changed without notice at any time.

HARASSMENT POLICY

It is WEDGE’s goal to maintain a pleasant and productive work environment for all personnel. Therefore, all forms of harassment related to an associate’s race, color, religion, age, sex, marital status, national origin, disability or veteran status constitute violations of this Policy Statement and will be treated as disciplinary matters. In furtherance of this policy, WEDGE will not permit the use of racial, religious, age-related, sexual or ethnic epithets or innuendoes within its facilities. In addition, all forms of verbal and physical harassment based on the above categories are prohibited.

As for sexual harassment, unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature are considered instances of sexual harassment when:

Such behavior has the purpose or effect of unreasonably interfering with an associate’s work performance or creates an intimidating, hostile or offensive work environment;

An associate’s submission to or rejection of such conduct is used as the basis of employment decisions which affect the employee; or

Submission to such conduct is implied or stated to be a term or condition of the associate’s employment.

It is important to remember that behavior which one individual considers innocent or harmless may be regarded as harassment by another person.

Compliant Procedures

Any associate who has a complaint or concern related to a harassment issue should immediately report the matter to a the Director of Operations. If the Director of Operations is unavailable, the complaint should be immediately reported directly to a member of the Management Committee.

All complaints received by the Director of Operations will be investigated. All associates potentially involved in a harassment complaint shall fully cooperate with the investigation. No associate will be adversely affected in employment with WEDGE as the result of bringing a harassment complaint. Any associate found to be engaging in harassment will be subject to disciplinary action, up to and including discharge, regardless of the individual’s position.

RETIREMENT

Normal retirement age at WEDGE is 65.

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WEDGE offers a 401(k) plan in which all personnel are encouraged to participate. No other retirement benefits are provided.

EMERGENCY MEDICAL PROCEDURES

If anyone at WEDGE is injured or experiences a medical problem for any reason call the Security Control Center at 704-342-9025 immediately.

Please be prepared to provide the following information:

1.	Type of emergency (bleeding, heart failure, etc.),

2.	Condition/description of victim (sex, consciousness, etc.),

3.	The location of the emergency (floor number), and

4.	Your telephone number.

If a Medical Emergency happens in please assist with the following steps:

1.	Have someone meet the responding Security Officer in the main elevator lobby when he/she arrives,

2.	Keep the victim calm and comfortable,

3.	If you are trained, please administer First Aid to the victim,

4.	Maintain privacy and crowd control around the victim, and

5.	Try to gather as much information as possible about the victim, from co-workers and witnesses, to give the Medic when he/she arrives.

GIFTS FROM BROKERS AND/OR COMPANIES

All meals are acceptable gifts when business is being discussed. Subsidies of lodging and/or transportation costs are also acceptable, but only if such lodging and/or transportation is furnished to a group as part of a company-sponsored program, or if it is provided in such a location that other sources of lodging and/or transportation are not practical.

Singular gifts with a market value less than $100.00 are acceptable without condition. Other items received, with a value greater than or equal to $100.00, need to be described in writing to the Chief Compliance Officer (CCO) within five days of receipt. If the sum of two or more items received in a 90 day period amounts to more than $100.00, the person involved also needs to describe the items in writing to the CCO. All gifts with a value greater than or equal to $100.00 will be evaluated as to their acceptability.

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DRESS CODE

Traditional formal business attire should be worn for business meetings away from the office, unless casual attire is expected. Formal attire is also to be worn by all associates during office visits by clients or consultants when requested by our client service team. If there is a doubt about what business attire should be worn in a given situation, associates should choose formal attire. In all cases, attire should be on a level at least equal to that worn by clients.

At all other times, a Flexible Business Dress Policy will be in effect. While some particulars are indicated below, it is obviously not possible to catalog every possibility. The most important guide to appropriateness is whether the attire appears neat, clean, and professional.

Examples of appropriate flexible business dress are:

Women

•	Wool/khaki/cotton pants or skirt

•	Blazer

•	Sweater

•	Cotton/blend shirt

•	Casual dress shoes

Men

•	Suit or sport coat, with or without tie

•	Wool/khaki/cotton pants with a crease

•	Cotton/blend long-sleeve shirt with collar (short sleeves OK May-September)

•	Leather-soled or dark rubber-soled shoes

The following are examples of inappropriate business attire under any circumstance:

•	Wrinkled or rumpled clothing

•	Denim clothing of any kind or color

•	Flannel shirts

•	Cargo-style pants

•	Shorts or “skorts”

•	Skirts significantly above the knee

•	Un-tucked shirts

•	Clothing with messages

•	Leggings, spandex, or lycra

•	Tank tops, t-shirts, halter tops or see-through blouses/shirts

•	Sleeveless shirts/dresses

•	Athletic wear

•	Hiking boots, tennis shoes, sandals, flip-flops, or other “clacking” footwear

•	Hats

OTHER POLICIES

All personnel are expected to be familiar with and comply with all other WEDGE policies, copy of all policies can be found at S: Policies Manual.

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CONFIDENTIALITY

All personnel will have access to and will become acquainted with trade secrets, confidential information and property relating to WEDGE and its customers. All information obtained in the course of employment is to be used for conducting WEDGE’S business only. Associates are prohibited from discussing or disclosing such trade secrets, confidential information or property, either directly or indirectly, to persons outside WEDGE, either during employment, or at any time thereafter, except as required by the supervisor. As a condition of employment, this same level of confidentiality must be maintained regarding information about coworkers, associate relations matters, clients and WEDGE operations.

TERMINATION OF EMPLOYMENT

Both WEDGE and its employees have the right to terminate the employment relationship with or without cause at any time. No communication or practice limits the reasons or procedures for termination or modification of the employment relationship.

Resignation

A resignation is an employee’s voluntary termination of his or her employment. If the employee chooses to resign, WEDGE asks that a two-week written notice be submitted to the employee’s supervisor. Failure to do so will result in forfeiture of accrued but unpaid vacation time. In any case, WEDGE reserves the right to require an employee to leave immediately upon the submission of the notice of resignation.

Dismissal

Dismissal is termination of an employee’s employment at will by WEDGE. Any employee dismissed by WEDGE is entitled to receive all of his or her vacation that had accrued but had not been taken as of the effective date of dismissal, unless the termination is for cause.

No Severance Pay Plan

An employee who resigns or is dismissed is not entitled to severance pay. From time to time in special circumstances, an individual leaving the employment of WEDGE may, at the sole discretion of WEDGE, be given a special individual payment of additional compensation at the time of his or her cessation of employment. However, these special individual arrangements shall not be construed to grant any employee a right to severance pay under any circumstances.

Letters of Recommendation

Letters of recommendation for departing employees are not a matter of right. Requests for such letters should be made to the Director of Operations. WEDGE, in its discretion, may or may not respond to such a request.

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Appendix A: CHANGE OF ADDRESS

(To be delivered to Director of Operations)

Name:	Effective Date:

New Address:

New Phone Number(s): Home

Mobile

Other

MR to Notify: AK ☐ (to update U-4 & personnel list)

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Appendix B: EMPLOYEE PERFORMANCE EVALUATION FORM

WEDGE Capital Management, L.L.P.

EMPLOYEE PERFORMANCE EVALUATION FORM

Date:	Employee:

Supervisor:	Employee’s Position:

Overall Performance

Areas of Strength

1.

2.

3.

4.

5.

Areas for Improvement

1.

2.

3.

4.

5.

Goals

1.

2.

3.

4.

5.

Training Needs or Wants

1.

2.

3.

Employee Suggestions or Concerns

1.

2.

3.

Compensation Details

Current Base Salary:	Next Year’s

Salary:

This Year’s Bonus:

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